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                                                                     EXHIBIT 5.1

                [LETTERHEAD OF PRYOR CASHMAN SHERMAN & FLYNN LLP]


                                                              September 5, 2003



Military Resale Group, Inc.
2180 Executive Circle
Colorado Springs, Colorado 80906


                  Re: DISTRIBUTION OF UP TO 500,000 SHARES OF COMMON STOCK OF MILITARY RESALE GROUP, INC. PURSUANT TO A BUSINESS CONSULTING AGREEMENT

Ladies and Gentlemen:

            We have acted as legal counsel for Military Resale Group, Inc., a New York corporation (the "Company"), in connection with the offer of a total of up to 500,000 shares (the "Shares") of the Company's common stock, $0.0001 par value per share (the "Common Stock"), issuable pursuant to a Business Consulting Agreement dated as of August 1, 2003 by and between the Company and Louis Wiener, a consultant of the Company (the "Consulting Agreement"). We have made such inquiries and examined such documents as we have considered necessary or appropriate for the purposes of giving the opinion hereinafter set forth, including the examination of executed or conformed counterparts, or copies certified or otherwise proved to our satisfaction, of the following:

            (i) the Restated Certificate of Incorporation of the Company as filed with the Secretary of State of New York on December 18, 2001, as amended;

            (ii) the Amended and Restated Bylaws of the Company dated November 15, 2001;

            (iii) the Company's Registration Statement on Form S-8 covering the Shares ("Registration Statement");

            (iv)        the Consulting Agreement; and

            (v) such other documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate for the purpose of this opinion.

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Military Resale Group, Inc
September 5, 2003
Page 2


         We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisites to the effectiveness thereof.

         Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the shares of Common Stock covered by the Registration Statement have been duly authorized and when issued and sold in accordance with the Consulting Agreement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                                          Very truly yours,
                                          -------------------------------------
                                          /s/ Pryor Cashman Sherman & Flynn LLP


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